NATIONAL PENN BANCSHARES, INC.
                         ------------------------------

                             HOMETOWNE HERITAGE BANK
                             -----------------------
            SUBSTITUTE 2000 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN
            --------------------------------------------------------

         (as assumed, amended and restated effective December 12, 2003)

1.    Purpose, Assumption, Amendment and Restatement
      ----------------------------------------------

         (a) HomeTowne Heritage Bank ("HomeTowne Heritage") originally approved and adopted the 2000 Nonemployee Directors Stock Option Plan (the "HomeTowne Heritage Plan") in order to assist HomeTowne Heritage in attracting and retaining capable outside directors and to provide such outside directors an incentive to contribute to the long-term growth of HomeTowne by encouraging ownership in the bank.

         (b) On December 12, 2003 (the "Effective Date"), NPB Interim Bank merged with and into HomeTowne Heritage, with HomeTowne Heritage surviving such merger and on December 15, 2003, HomeTowne Heritage merged with and into National Penn Bank ("NPBank") with NPBank surviving such merger, under the name, articles of association and bylaws of NPBank, all pursuant to an Agreement and Plan of Merger dated as of April 30, 2003 (the "Agreement"), as amended, by and among National Penn Bancshares, Inc. ("National Penn"), NPBank, NPB Interim Bank and HomeTowne Heritage.

         (c) On the Effective Date, pursuant to the Agreement, each outstanding share of HomeTowne Heritage common stock was automatically converted into the right to receive $13.697 in cash and the outstanding options to acquire shares of HomeTowne Heritage's common stock were converted into substitute options for National Penn common stock (the "Stock").

         (d) (i) Immediately prior to the Effective Date, there were stock options outstanding under the HomeTowne Heritage Plan for 58,999 shares of HomeTowne Heritage's common stock, all of which were 100% vested and currently exercisable. On the Effective Date, pursuant to the HomeTowne Heritage Plan and the Agreement, each such option was automatically converted into a substitute stock option for Stock, with the number of shares and the per share exercise price adjusted as provided in the Agreement and otherwise on the same terms and conditions as the converted HomeTowne Heritage stock option.

             (ii) The number of shares of Stock subject to each substitute stock option is equal to the quotient of: (1) the product of the number of shares of HomeTowne Heritage common stock originally subject to that option times the original exercise price of that option, divided by (2) the adjusted exercise price of that option immediately following the Effective Date, as determined in accordance with Section 5(c) below. As a result, stock options 100% vested and presently exercisable for 24,377 shares of Stock are outstanding.

         (e) This National Penn Bancshares, Inc. HomeTowne Heritage Bank Substitute 2000 Non-Employee Directors Stock Option Plan (the "Plan") reflects National Penn's assumption of the HomeTowne Heritage Plan and of the stock options outstanding under the HomeTowne Heritage Plan as of the Effective Date, on the terms and conditions provided in the Agreement, and National Penn's determination to delete provisions of the HomeTowne Heritage Plan inapplicable to such outstanding options. The Plan amends and restates the HomeTowne Heritage Plan accordingly.

         (f) As used hereinafter, the term "Options" means, individually and collectively, the substitute stock options issued pursuant to the HomeTowne Heritage Plan and the Agreement, exercisable for a total of 24,377 shares of Stock, subject to adjustment as provided in Section 2 hereof.

2.    Total Number of Shares Subject to Option
      ----------------------------------------

         The total number of shares of Stock subject to Options under the Plan is 24,377 shares, subject to adjustment in accordance with this Section. If the shares of Stock shall be changed into or exchanged for a different number or kind of shares of Stock of National Penn or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, stock split, combination of shares or otherwise), or if the number of such shares of Stock shall be increased through the payment of a stock dividend, then there shall be substituted for or added to each share of Stock subject to an Option under the Plan and to the maximum number of shares of Stock that may be subject to Options as set forth in this Section, the number and kind of shares into which each outstanding share of Stock shall be exchanged, or to which each such share shall be entitled, as the case may be. Where appropriate, outstanding Options shall also be amended by the Committee (defined in Section 4(a)) as to Option Price (defined in Section 5(c)) and other terms as may be necessary to equitably reflect the foregoing events. If there shall be any other change in the number or kind of outstanding shares of Stock, or any shares into which such shares shall have been changed, or for which the Committee shall, in its sole discretion, determine that such change equitably requires an adjustment in any outstanding Options, such adjustments shall be made in accordance with the Committee's determination. Re-acquired shares of Stock, as well as unissued shares, may be used for the purpose of this Plan.

3.     No Further Eligible Optionees
       -----------------------------

         Other than the persons who received Options on the Effective Date (the "Optionees"), no persons are eligible to participate in the Plan. Prior to the Effective Date, the persons eligible to participate in the HomeTowne Heritage Plan were directors of HomeTowne Heritage who were not employees of the bank or any of its subsidiaries.

4.     Administration of Plan
       -----------------------

         (a) The Plan shall be administered by a committee (the "Committee") which shall be either the entire Board of Directors of National Penn (the "Board") or a committee appointed by the Board composed of three to six members of the Board who are (i) "non-employee directors" of National Penn within the meaning of Rule 16b-3(b)(3) under Section 16 of the Securities Exchange Act of 1934, and (ii) "outside directors" of National Penn within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

         (b) The Committee shall adopt such rules for the conduct of its business and administration of this Plan, as it considers desirable. A majority of the members of the Committee shall constitute a quorum for all purposes. The vote or written consent of a majority of the members of the Committee on a particular matter shall constitute the act of the Committee on such matter. The Committee shall have the right to construe the Plan and the Options, to correct defects and omissions and to reconcile inconsistencies to the extent necessary to effectuate the Plan and the Options, and such action shall be final, binding and conclusive upon all parties concerned.

         (c) No member of the Committee or the Board shall be liable for any act or omission (whether or not negligent) taken or omitted in good faith, or for the exercise of any authority or discretion granted in connection with the Plan to a Committee or the Board, or for the acts or omissions of any other members of a Committee or the Board. Subject to the numerical limitations on Committee membership set forth in Section 4(a) hereof, the Board may at any time appoint additional members of the Committee and may at any time remove any member of the Committee with or without cause. Vacancies in the Committee, however caused, may be filled by the Board if it so desires.

         (d) The Committee does not have authority to grant any stock options under the Plan in addition to the Options set forth in Section 2 hereof.

5.    Terms and Conditions of Stock Options
      -------------------------------------

         (a) Written Notification of Options. Each Optionee will be notified in writing of the number of shares of Stock subject to and the exercise price of each Option he or she holds pursuant to the Plan.

         (b) Exercise Period. Options granted hereunder may be exercised in whole or in part six (6) months from the date of original grant by HomeTowne and shall remain exercisable until a date that shall be ten (10) years from the date of original grant by HomeTowne.

         (c) Option Price. The per share exercise price of the Stock covered by each Option (the "Option Price") is equal to the quotient of: (1) the product of the closing price of the Stock on the Effective Date times the original exercise price of that option, divided by (2) $13.697

         (d) Payment. Full payment for Stock purchased by the exercise of Options hereunder shall be made in cash or, in whole or in part, in the form of shares of Stock already owned by the Optionee (based on the fair market value of the Stock on the date the Option is exercised as determined by the Committee). An Optionee shall have none of the rights of a shareholder until the shares of Stock are issued.

6.     No Right To Serve As Directors
       ------------------------------

         The Plan shall not be deemed to create any obligation on the part of the Board to nominate any person for election as a director or to retain any director at any particular rate of compensation. Nor shall any provision in this Plan or any Option granted pursuant to this Plan confer upon any person the right to interfere in any way with the rights of National Penn or any affiliated or subsidiary corporation to remove him or her as a director (if he or she is a director). National Penn shall not be obligated to issue shares of Stock pursuant to the exercise of an Option awarded under the Plan if such issuance would constitute a violation of any applicable law.

7.    Termination As Director
      -----------------------

         (a) In the event that an Optionee's service as a director shall be terminated in a manner authorized by law, the Board or a regulatory agency or court for improper conduct or other cause, all Options theretofore granted to such Optionee to the extent not exercised shall terminate forthwith.

         (b) In the event an Optionee's service as a director shall terminate for any other reason, including death, disability, retirement or resignation, all options shall continue in accordance with their terms. In the event of death, the Options may be exercised by the decedent's personal representative or heirs.

8.    Non-Transferability Of Options
      ------------------------------

         An Option grantee under the Plan shall not be transferable otherwise than by will or by the laws of descent and distribution, distribution pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986 as amended, 26 U.S.C. 1 et seq. or title 1 of the Employee Retirement Income Security Act or the rules thereunder. Options may be exercised or otherwise realized, during the lifetime of the Optionee, only by the Optionee or by the Optionee's guardian or legal representative. Notwithstanding the foregoing, to the extent permitted by law, an Optionee may transfer options to any or all of: the Optionee 's spouse, the Optionee's parents, the Optionee's spouse's parents, the descendants of the Optionee's parents, and the descendants of the Optionee's spouse's parents, one or more trusts for any or all of the foregoing, charities or trusts for charities, with the knowledge and approval of the Board. WARNING: EACH PLAN PARTICIPANT SHOULD CONSULT WITH A TAX ADVISOR BEFORE ATTEMPTING TO TRANSFER OPTIONS BECAUSE OF POSSIBLE SIGNIFICANT TAX CONSEQUENCES.

9.    Amendment, Suspension and Discontinuance of Plan
      -------------------------------------------------

         The Board may discontinue the Plan at any time and may from time to time amend or revise the terms of the Plan as permitted by applicable statutes, except that it may not revoke or alter, in a manner unfavorable to the Optionees hereunder, any options then outstanding. If not terminated by the Board at an earlier time, then, at such time as all Options outstanding under the Plan have either been exercised, lapsed unexercised, or been terminated, forfeited or cancelled as provided herein, the Plan shall terminate.

10.  Governing Law
     -------------

         This Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the Commonwealth of Pennsylvania.

11.   Effective Date of Plan
      ----------------------

This Plan shall be effective as of December 12, 2003.

12.      General Conditions
         ------------------

         (a) The term "subsidiary corporation" as used in this Plan shall mean a corporation in which National Penn owns, directly or indirectly, shares of stock representing fifty percent or more of the outstanding voting power of all classes of stock of such corporation.

         (b) For purposes of Sections 6 and 7 of this Plan, the term "director" means a member of the "HomeTowne Heritage Division Board of Directors" of National Penn Bank, a subsidiary of National Penn.

         (c) References in this Plan to the Code shall be deemed to also refer to the corresponding provisions of any future United States revenue law.

         (d) The use of the masculine pronoun shall include the feminine gender whenever appropriate.